Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS 2006 FOURTH QUARTER AND FULL YEAR RESULTS,

NEW STUDENT ENROLLMENT INCREASED 15.6 PERCENT

CARMEL, IN, January 25, 2007—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that new student enrollment in the fourth quarter of 2006 increased 15.6 percent to 10,208 compared to 8,828 in the same period of 2005. Total student enrollment increased 9.1 percent to 46,896 as of December 31, 2006, compared to 42,985 as of December 31, 2005. The enrollment numbers and percentages referenced above in this paragraph exclude international enrollments.

Earnings per share (“EPS”) in the fourth quarter of 2006 increased 19.8 percent to $0.97 compared to $0.81 in the fourth quarter of 2005. EPS in the company’s 2006 fiscal year increased 16.7 percent to $2.72 compared to $2.33 in 2005. Stock-based compensation expense in 2006 reduced the company’s full-year EPS by $0.04. The company began expensing its stock-based compensation on January 1, 2006 in accordance with the new accounting requirements.

The company provided the following information for the three and twelve months ended December 31, 2006:

Financial and Operating Data For The Three Months Ended December 31st, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2006	2005	Increase/ (Decrease)

Revenue	$206.2	$182.3	13.1%
Operating Income	$63.6	$55.0	15.6%
Operating Margin	30.8%	30.2%	60 basis points
Net Income	$40.9	$37.9	7.9%
Earnings Per Share (diluted)	$0.97	$0.81	19.8%
New Student Enrollment (A)	10,208	8,828	15.6%
Continuing Students (A)	36,688	34,157	7.4%
Total Student Enrollment as of December 31st (A)	46,896	42,985	9.1%
Quarterly Persistence Rate (B)	76.2%	77.0%	(80) basis points
Revenue Per Student (A)	$4,282	$4,112	4.1%
Cash and Cash Equivalents, Restricted Cash and Investments as of December 31st	$357.4	$411.9	(13.2)%
Bad Debt Expense as a Percentage of Revenue	1.6%	1.0%	60 basis points
Days Sales Outstanding as of December 31st	4.2	7.1	(2.9) days
Deferred Tuition Revenue as of December 31st	$202.2	$175.5	15.2%
Debt	$150.0	$0	--
Diluted Shares of Common Stock Outstanding	42,025,000	46,977,000	--
Shares of Common Stock Repurchased	566,500 (C)	928,600 (D)	--
Land and Building Purchases	$2.2 (E)	$1.6 (F)	34.4%
Number of New Colleges in Operation	0	2	--
Number of New Learning Sites in Operation	1	--	--
Capital Expenditures, Net	$3.0	$7.2	(58.1)%
Depreciation and Amortization	$6.5	$5.0	29.7%

Financial and Operating Data For Fiscal Year Ended December 31st
(Dollars in millions, except per share data)
	2006	2005	Increase/ (Decrease)

Revenue	$757.8	$688.0	10.1%

Special Legal and Other Investigation Costs	($0.4)	$1.2	(135.3)%
Operating Income	$181.5	$165.4	9.7%
Operating Income Before Special Legal and Other Investigation Costs (G)	$181.1	$166.6	8.7%

Special Legal and Other Investigation Costs as a Percentage of Revenue	0.0%	0.2%	(20) basis points
Operating Margin	24.0%	24.0%	--
Operating Margin Before Special Legal and Other Investigation Costs (G)	24.0%	24.2%	(20) basis points

Special Legal and Other Investigation Costs, Net of Tax	($0.3)	$0.8	(135.2)%
Net Income	$118.5	$109.7	8.0%
Net Income Before Special Legal and Other Investigation Costs, Net of Tax (G)	$118.2	$110.5	7.0%

Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax	($0.01)	$0.01	(200.0)%
Earnings Per Share (diluted)	$2.72	$2.33	16.7%
Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax (G)	$2.71	$2.34	15.8%

New Student Enrollment (A)	49,935	45,073	10.8%
Revenue Per Student (A)	$16,922	$16,359	3.4%
Bad Debt Expense as a Percentage of Revenue	1.4%	1.6%	(20) basis points
Diluted Shares of Common Stock Outstanding	43,629,000	47,112,000	--
Shares of Common Stock Repurchased	5,606,600 (H)	928,600 (I)	--
Land and Building Purchases	$18.9 (J)	$25.1 (K)	(24.7%)
Number of New Colleges in Operation	6	4	--
Number of New Learning Sites in Operation	5	3	--
Capital Expenditures, Net	$23.7	$21.3	11.3%
Depreciation and Amortization	$21.6	$17.8	21.3%

_________________

(A)	Excludes international enrollments.

(B)	Represents the number of Continuing Students in the quarter, divided by the Total Student Enrollment as of the end of the immediately preceding quarter.

(C)	For approximately $39.2 million or at an average price of $69.22 per share

(D)	For approximately $55.6 million or at an average price of $59.88 per share.

(E)

Represents the purchase of one parcel of real estate on which the company intends to build a facility for one of the company’s colleges, and costs associated with purchasing, renovating, expanding or constructing buildings at four of the company’s locations.

(F)

Represents the purchase of one parcel of real estate on which the company intends to build a facility for one of the company’s colleges, and costs associated with purchasing, renovating, expanding or constructing buildings at five of the company’s locations.

(G)

Given the large amount of legal and other investigation costs accrued in connection with the U.S. Department of Justice (“DOJ”) investigation of the company, the U.S. Securities and Exchange Commission (“SEC”) inquiry into the matters being investigated by the DOJ, and the securities class action, shareholder derivative and books and records inspection lawsuits filed against the company, as described in the company’s 2005 second quarter report on

Form 10-Q which was filed with the SEC on July 29, 2005 (collectively, the “Actions”), the company’s management believes that the company’s performance results without these additional costs is a useful measure for management and might be a useful supplement for investors in comparing the company’s performance absent the legal and other investigation costs associated with the Actions. Although legal and other investigation costs are a regular expense of the company, the level of legal and other investigation costs incurred by the company as a result of the Actions is much larger than the company has previously experienced, and the company hopes that legal and other investigation costs at this level will not occur in the future. In evaluating the company's performance, the company’s management uses the following measurements that are not under generally accepted accounting principles (“GAAP”) and are, therefore, non-GAAP financial measures. Although the non-GAAP financial measures exclude cash cost to the company, management compensates for this by also using the GAAP measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the measures prepared in accordance with GAAP.

(1)

The company believes that Operating Income Before Special Legal and Other Investigation Costs provides useful information to management and investors by improving their ability to compare the company’s Operating Income without the Special Legal and Other Investigation Costs for the 2006 fiscal year with the Operating Income without the Special Legal and Other Investigation Costs for the 2005 fiscal year. Operating Income Before Special Legal and Other Investigation Costs can be reconciled to Operating Income as shown in the two lines of the table immediately preceding this entry.

(2)

The company believes that Operating Margin Before Special Legal and Other Investigation Costs provides useful information to management and investors by improving their ability to compare the company’s Operating Income without the Special Legal and Other Investigation Costs as a percentage of Revenue for the 2006 fiscal year with the Operating Income without the Special Legal and Other Investigation Costs as a percentage of Revenue for the 2005 fiscal year. Operating Margin Before Special Legal and Other Investigation Costs can be reconciled to Operating Margin as shown in the two lines of the table immediately preceding this entry.

(3)

The company believes that Net Income Before Special Legal and Other Investigation Costs, Net of Tax provides useful information to management and investors by improving their ability to compare the company’s Net Income without the Special Legal and Other Investigation Costs, Net of Tax for the 2006 fiscal year with the Net Income without the Special Legal and Other Investigation Costs, Net of Tax for the 2005 fiscal year. For the purpose of calculating this measure, the company used a marginal tax rate of 38.5 percent for 2006 and 2005. Net Income Before Special Legal and Other Investigation Costs, Net of Tax can be reconciled to Net Income as shown in the two lines of the table immediately preceding this entry.

(4)

The company believes that Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax provides useful information to management and investors by improving their ability to compare the company’s Earnings Per Share (diluted) without the Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax for the 2006 fiscal year with the Earnings Per Share (diluted) without the Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax for the 2005 fiscal year. Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax can be reconciled to Earnings Per Share (diluted) as shown in the two lines of the table immediately preceding this entry.

(H)	For approximately $363.0 million or at an average price of $64.74 per share.

(I)	For approximately $55.6 million or at an average price of $59.88 per share.

(J)

Represents the purchase of one parcel of real estate on which the company intends to build facilities for one of the company’s colleges, and costs associated with purchasing, renovating, expanding or constructing buildings at 11 of the company’s locations.

(K)

Represents the purchase of three parcels of real estate on which the company intends to build facilities for three of the company’s colleges, and costs associated with purchasing, renovating, expanding or constructing buildings at ten of the company’s locations.

Rene R. Champagne, Chairman and CEO of ITT/ESI, said, “We are very pleased with our results for the fourth quarter and full year of 2006. Our growth initiatives continued to help us produce strong increases in new and total student enrollment, and our disciplined approach to managing the business delivered attractive financial results once again. As we enter 2007, we believe that the company is well positioned to continue its attractive historical operating and financial performance.”

Kevin M. Modany, President and Chief Operating Officer of ITT/ESI, said, “The number of inquiries for our programs of study was strong in the fourth quarter of 2006 and that strength has continued into the new year. Our advertising expenditures during the fourth quarter increased 17 percent over the same period during the prior year. This increase was primarily used to support our new locations and program offerings. We expect that advertising expenditures in 2007 will increase approximately 20 percent year-over-year in order to support our continuing geographic and programmatic expansion efforts.”

Modany continued, “We are very pleased with our efforts to train and help prepare our new recruiting representatives who we are hiring to respond to an increased number of student inquiries for our programs of study. We began 2007 with approximately 20 percent more recruiters than we had at the start of 2006. As a result, we believe that we are well positioned to service what we anticipate will be a higher number of inquiries for our programs of study in 2007.”

Modany said, “In the fourth quarter of 2006, 12 of our colleges commenced one or more classes of students in one or both of our new degree programs in Health Information Technology and Construction Management. We plan to begin offering these new programs at additional ITT Technical Institutes throughout 2007, pending receipt of the requisite regulatory authorizations. During the fourth quarter, we continued to research and develop additional program offerings in both technology and non-technology subjects that can be delivered both online and in residence. We hope to be in a position to begin offering one or more of these new programs in 2007.”

Modany stated, “Our geographic expansion goals include beginning operations at between six to eight new locations in 2007, subject to obtaining the requisite regulatory authorizations in a timely manner. This compares to the 11 new locations that we began operating in 2006 and the seven new locations that we began operating in 2005.”

Modany summarized, “We are optimistic that our planned growth initiatives can help us realize student enrollment increases that are similar to our historical compound annual growth rate in this area and, in turn, produce attractive financial results in 2007.”

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, “We are extremely pleased with our financial performance in both the fourth quarter and full year of 2006. Revenue increased 13.1 percent to $206.2 million in the fourth quarter of 2006 compared to $182.3 million in the fourth quarter of 2005. Revenue increased 10.1 percent to $757.8 million in 2006 compared to $688.0 million in 2005. Operating margin was 30.8 percent in the fourth quarter of 2006 compared to 30.2 percent in the fourth quarter of 2005. This 60 basis point increase was primarily due to improved operating efficiencies in our college operations and greater leveraging of our fixed operating costs. The Operating Margin increase in the fourth quarter was partially offset by increased costs associated with the acceleration of our geographic and programmatic expansion in 2006. Operating Margin was 24.0 percent in both 2006 and 2005. Our effective tax rate was approximately 37.5 percent in 2006. ”

Fitzpatrick said, “Bad debt as a percentage of revenue increased to 1.6 percent in the three months ended December 31, 2006 compared to 1.0 percent in the same period of 2005. We anticipate that our bad debt expense in 2007 will be in our historical range of one to three percent of revenue. Days sales outstanding as of December 31, 2006 were 4.2 days, a 2.9 day decrease compared to 7.1 days as of the same point in 2005. Our return on equity in 2006 was 57.5 percent compared to 40.4 percent in 2005.”

Fitzpatrick continued, “Our cash and cash equivalents, restricted cash and investments as of December 31, 2006 were $357.4 million compared to $411.9 million as of December 31, 2005. In the fourth quarter, we repurchased 0.6 million shares of our common stock at an average purchase price of $69.22 per share or $39.2 million in total. In the twelve months ended December 31, 2006, we purchased 5.6 million shares of our common stock at an average purchase price of $64.74 per share or $363.0 million in total. There are 2.7 million shares of our common stock that remain available for repurchase under our current share repurchase program that was authorized by our Board of Directors. Depending on the market conditions, we intend to continue repurchasing our shares in 2007.”

Fitzpatrick noted, “During the fourth quarter of 2006, we entered into a Credit Agreement that provides us with a reducing revolving line of credit of up to $150 million that matures on October 1, 2009. We borrowed $150.0 million upon closing to allow us to continue repurchasing shares of our common stock while maintaining compliance with certain financial ratios required by the federal and state education authorities and our accrediting agency.”

Fitzpatrick reported, “In 2006, we recorded $ 3.1 million of stock-based compensation expense, which reduced our full year EPS by $0.04 per share. We estimate that stock-based compensation expense in 2007 will reduce our 2007 EPS by approximately $0.10. After taking into account the effect of stock-based compensation expense, our internal goal for 2007 EPS is in the range of $3.17 to $3.21.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of the institutes; the company's ability to implement its growth strategies; the company’s failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for student loans; the company’s ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
Nancy Brown	www.ittesi.com
Director Corporate Relations

(317) 706-9260

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	December 31, 2006	December 31, 2005
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$161,905	$13,735
Short-term investments	195,007	388,152
Accounts receivable, less allowance for
doubtful accounts of $2,181 and $1,118	9,367	13,989
Deferred income taxes	4,771	4,190
Prepaids and other current assets	9,902	16,942
Total current assets	380,952	437,008

Property and equipment, net	148,411	127,406
Direct marketing costs, net	21,628	17,490
Investments	--	9,538
Prepaid pension obligation	8,277	--
Restricted cash	527	500
Other assets	525	549
Total assets	$560,320	$592,491

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$47,948	$56,101
Accrued compensation and benefits	13,899	10,344
Accrued income taxes	11,003	--
Accrued other taxes	3,242	3,998
Other accrued liabilities	6,251	5,242
Deferred revenue	202,162	175,454
Total current liabilities	284,505	251,139

Long-term debt	150,000	--
Deferred income taxes	13,713	15,364
Minimum pension liability	--	9,899
Other liabilities	8,157	7,495
Total liabilities	456,375	283,897

Shareholders' equity
Preferred stock, $.01 par value,
5,000,000 shares authorized, none
issued or outstanding	--	--
Common stock, $.01 par value, 300,000,000
shares authorized, 54,068,904 issued
and outstanding	541	541
Capital surplus	46,982	68,714
Retained earnings	508,195	389,679
Accumulated other comprehensive loss	(6,533)	(6,016)
Treasury stock, 13,029,471 and 8,377,780
shares, at cost	(445,240)	(144,324)
Total shareholders' equity	103,945	308,594
Total liabilities and shareholders' equity	$560,320	$592,491

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except per share data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	(unaudited)		(unaudited)
	2006	2005	2006	2005

Revenue	$206,213	$182,304	$757,764	$688,003

Costs and expenses:
Cost of educational services	89,379	85,020	356,851	328,343
Student services and administrative expenses	53,274	42,297	219,820	193,003
Special legal and other investigation costs	--	--	(430)	1,219
Total costs and expenses	142,653	127,317	576,241	522,565

Operating income	63,560	54,987	181,523	165,438

Interest income, net	1,847	2,870	8,104	8,853

Income before provision for income taxes	65,407	57,857	189,627	174,291

Provision for income taxes	24,528	19,987	71,111	64,579

Net income	$40,879	$37,870	$118,516	$109,712

Earnings per share:
Basic	$0.99	$0.82	$2.77	$2.38
Diluted	$0.97	$0.81	$2.72	$2.33

Supplemental Data:
Cost of educational services	43.3%	46.6%	47.1%	47.7%
Student services and administrative expenses	25.8%	23.2%	29.0%	28.1%
Special legal and other investigation costs	0.0%	0.0%	(0.1%)	0.2%
Operating margin	30.8%	30.2%	24.0%	24.0%
Student enrollment at end of period	46,896	42,985	46,896	42,985
Technical institutes at end of period	87	81	87	81
Shares for earnings per share calculation:
Basic	41,196	45,994	42,722	46,138
Diluted	42,025	46,977	43,629	47,112

Effective tax rate	37.5%	34.5%	37.5%	37.1%

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	(unaudited)		(unaudited)
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$40,879	$37,870	$118,516	$109,712
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	6,532	5,038	21,641	17,819
Provision for doubtful accounts	3,374	1,849	10,862	10,679
Deferred income taxes	863	6,636	(1,906)	5,232
Excess tax benefit from stock option exercises	(4,021)	4,883	(14,289)	8,704
Stock-based compensation expense	290	--	3,067	--
Changes in operating assets and liabilities:
Restricted cash	(4)	(500)	(27)	7,694
Accounts receivable	(569)	2,042	(6,240)	(14,238)
Prepaid expenses and other assets	11,892	(1,975)	(4,053)	(8,254)
Direct marketing costs, net	(1,068)	(638)	(4,138)	(2,777)
Accounts payable and accrued liabilities	(11,067)	7,510	(13,667)	13,526
Income and other taxes	5,505	(11,929)	27,383	(12,580)
Deferred revenue	2,421	23,123	26,708	18,662
Net cash flows from operating activities	55,027	73,909	163,857	154,179

Cash flows from investing activities:
Facility expenditures and land purchases	(2,165)	(1,611)	(18,929)	(25,145)
Capital expenditures, net	(3,027)	(7,217)	(23,717)	(21,334)
Proceeds from sales and maturities of investments	433,402	260,506	1,637,322	690,025
Purchase of investments	(444,945)	(281,723)	(1,434,639)	(748,782)
Net cash flows from investing activities	(16,735)	(30,045)	160,037	(105,236)

Cash flows from financing activities:
Proceeds from revolving borrowings	150,000	--	150,000	--
Excess tax benefit from stock option exercises	4,021	--	14,289	--
Proceeds from exercise of stock options	4,144	5,410	22,960	11,008
Repurchase of common shares	(39,213)	(55,605)	(362,973)	(55,605)
Net cash flows from financing activities	118,952	(50,195)	(175,724)	(44,597)

Net change in cash and cash equivalents	157,244	(6,331)	148,170	4,346

Cash and cash equivalents at beginning of period	4,661	20,066	13,735	9,389

Cash and cash equivalents at end of period	$161,905	$13,735	$161,905	$13,735